Exhibit 99.1

Virios Therapeutics Announces Termination of At-The-Market Sales Agreement

ATLANTA, Ga., September 18, 2023 -- Virios Therapeutics, Inc. (Nasdaq: VIRI) (the “Company”), a development-stage biotechnology company focused on advancing novel antiviral therapies to treat debilitating chronic diseases such as fibromyalgia and Long-COVID, today announced that it provided notice of termination of the Capital on DemandTM Sales Agreement entered into between the Company and JonesTrading Institutional Services LLC on July 14, 2023 (the “Sales Agreement”). The Company has initiated the 10-day termination process under the Sales Agreement, with the official termination taking effect on September 28, 2023. The Company will make no sales under the Sales Agreement during this period.

“Based on current market conditions, we believe it is in the best interest of the Company and our shareholder base to focus on operational priorities,” noted Greg Duncan, Chairman and Chief Executive Officer of the Company.

The Company’s management team is currently focusing its attention on short-to-medium term operational priorities that are within the current operating budget, including:

●	Providing an additional grant to conduct a second Long-COVID study with the Bateman Horne Center. This new study is planned as a double-blinded, placebo-controlled assessment of IMC-2 in Long-COVID.
●	Exploring opportunities for non-dilutive funding to support further IMC-2 (fixed combination of valacyclovir and celecoxib) development.
●	Preparing for a Pre-Investigational New Drug meeting with the Food & Drug Administration to discuss IMC-2 as a potential treatment for Long-COVID and other fatigue related disorders.
●	Prosecuting a patent application covering the treatment of Long-COVID and Alzheimer’s disease with combination antiviral formulations.
●	Exploration of potential partnerships for both the fibromyalgia and Long-COVID Programs.

About Virios Therapeutics

Virios Therapeutics (Nasdaq: VIRI) is a development-stage biotechnology company focused on advancing novel antiviral therapies to treat diseases associated with a viral triggered abnormal immune response such as fibromyalgia (“FM”) and Long-COVID (“LC”). Overactive immune response related to activation of tissue resident herpesvirus has been postulated to be a potential root cause of chronic illnesses such as FM, irritable bowel syndrome, LC, chronic fatigue syndrome and functional somatic syndrome, all of which are characterized by a waxing and waning manifestation of disease, often triggered by events which compromise the immune system. Our lead development candidates are novel, proprietary, fixed dose combinations of an antiviral compound and celecoxib designed to synergistically suppress herpesvirus replication, with the end goal of reducing virally promoted disease symptoms. IMC-1 (fixed dose combination of famciclovir and celecoxib) has been granted fast track designation by the FDA.  The Company plans to engage the FDA in the latter half of 2023 with the goal of filing an investigational new drug application to formally assess IMC-2 (fixed combination of valacyclovir and celecoxib) as a potential treatment for Long-COVID sequelae.

For more information, please visit www.virios.com.

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Forward-Looking Statements

Statements in this press release contain “forward-looking statements,” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Virios Therapeutics’ current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including risks related to the completion, timing and results of current and future clinical studies relating to Virios Therapeutics’ product candidates. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Virios Therapeutics, Inc. undertakes no duty to update such information except as required under applicable law.

Contact:
IR@Virios.com